Exhibit 10.1

THIS AGREEMENT dated as of December 13, 2004 is made by and between S&K Famous Brands, Inc. (the “Company”), a Virginia corporation, and Stewart M. Kasen (the “Executive”).

RECITALS

The Company has determined that it is in its best interests and in the best interests of its shareholders that the Executive be motivated to obtain the greatest possible return for the Company and its shareholders. The Company believes that these objectives may be achieved by giving the Executive assurances of financial security and incentives to devote his full time and best efforts to the performance of his duties and maximizing shareholder value.

NOW, THEREFORE, the parties agree as follows:

1.	Definitions.

(a)	“Annual Base Salary” means the greater of (i) the total base salary paid or payable to the Executive for the calendar year in which there is an Involuntary Termination, or (ii) the total base salary paid or payable to the Executive for the calendar year immediately preceding the calendar year in which there is an Involuntary Termination.

(b)	“Bonus” means the average of the annual bonus (based on pre-tax earnings and return on equity objectives) paid or payable to the Executive for the two calendar years immediately preceding the year in which there is an Involuntary Termination.

(c)	“Cause” means (i) a material misappropriation with respect to the business or assets of the Company, (ii) persistent refusal or willful failure of the Executive materially to perform his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure, (iii) conviction of a felony, or (iv) the use of drugs or alcohol that interferes materially with the Executive’s performance of his duties.

(d)	“Committee” means the Compensation Committee of the Board of Directors of the Company.

(e)	“Involuntary Termination” means any discharge of the Executive from his employment with the Company by action of the Company, other than for Cause.

2.	Severance Benefit. In the event that the Executive’s employment with the Company terminates as a result of an Involuntary Termination at any time before his sixty-first (61st) month of employment with the Company as its Chief Executive Officer, the Company shall pay to the Executive a severance benefit equal to one hundred percent (100%) of the Executive’s Annual Base Salary and Bonus. Any such severance benefit payable under this Section 2 shall be paid in twelve substantially equal monthly installments. The monthly installments shall be paid on the first day of each month, beginning with the month immediately following the month in which the Executive’s employment terminates.

3.	Stock Purchase. During the term of his employment with the Company, the Executive agrees to maintain ownership of the Company’s common stock with a fair market value of at least $1,000,000 at the time of original purchase.

4.	Other Benefits and Employment. Nothing contained herein shall in any way limit the Executive’s right while in the employ of the Company to participate in or benefit from any pension, profit sharing, retirement, severance, disability, or other employee benefit plan or arrangement for which he is or may become eligible by reason of his employment with the Company. No provision of this Agreement shall be construed as conferring upon the Executive the right to continue in the employ of the Company.

5.	Withholding. Notwithstanding any of the foregoing provisions hereof, the Company may withhold from payments to be made hereunder such amounts as it may be required to withhold under any applicable federal, state or other law, and the Company shall transmit such withheld amounts to the applicable taxing authority.

6.	Death. If the Executive is entitled to a Severance Benefit under Section 2 of the Agreement and dies, any remaining unpaid benefit shall be paid to the Executive’s beneficiary. If the Executive is not entitled to a Severance Benefit under Section 2 of the Agreement, neither the Executive nor his beneficiary shall be entitled to the respective benefit upon the Executive’s death.

7.	Non-Assignability of Benefits. Any benefits to which the Executive or his beneficiary may become entitled under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, and any attempt to cause any such benefits to be so subjected shall not be recognized. Benefits are not subject to attachment or legal process for the debts, contracts, liabilities, engagements or torts of the Executive or his beneficiary. This Agreement does not give the Executive or beneficiary any interest, lien or claim against any specific asset of the Company.

8.	Administration.

(a)	The Committee shall have full power and absolute discretion and authority to interpret, construe and administer this Agreement, to resolve any ambiguities and to make determinations with respect to the amount of benefits. All actions of the Committee shall be binding, conclusive and final on all persons for all purposes. Notwithstanding the foregoing, the Executive, in his capacity as a member of the Board of Directors of the Company shall not participate in any discussions, votes, interpretations or administrative determinations with respect to this Agreement.

(b)	If, for any reason, a benefit under this Agreement is not paid when due, the Executive (or his beneficiary in the event of his death) may file a written claim with the Committee. If the claim is denied or no response is received within 45 days after the filing (in which case the claim is deemed to be denied), the Executive or his beneficiary may appeal the denial to the Company within 30 days of the denial. The Executive or his beneficiary may request that the Committee review the denial, may review pertinent documents, and may submit issues and comments in writing. A decision on appeal will be made within 45 days after the appeal is made, unless special circumstances require that the Committee extend the period for another 30 days.

9.	Governing Law. The Agreement shall be governed, construed, and enforced in accordance with the laws of the Commonwealth of Virginia.

10.	Binding Effect of Agreement. This Agreement may be amended or revoked at any time in whole or in part by the mutual written agreement of the parties.

11.	Term of the Agreement. This Agreement shall terminate upon the earlier of the following dates: (a) the date of the Executive’s termination of employment for any reason (other than an Involuntary Termination), or (b) April 28, 2007.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

/s/ Stewart M. Kasen
Stewart M. Kasen
S&K Famous Brands, Inc.

By:	/s/ Andrew M. Lewis
Title:	Chairman, Compensation Committee

December 13, 2004